Exhibit 99.12
E-mail from VPO/RM
to Local/Regional Business Partners

SUBJECT:	Combination of CMS and PHS
Because you are a valued business partner, we want you to be aware of an exciting development in the field of correctional healthcare. Today, after careful consideration, Correctional Medical Services (CMS) and PHS Correctional Healthcare (PHS) have announced we have entered into a definitive agreement to combine our parent companies. Our companies have complementary strengths and cultures that will fit together very well as we continue to partner with you to provide services to our customers. We expect the transaction to close in the second quarter of 2011.
Our new organization will have two primary locations — the corporate headquarters will be in Brentwood, Tennessee, and the operational headquarters will be in St. Louis, Missouri.
During the next few weeks and months, we will be carefully evaluating all business partner relationships to see how we can most effectively use them to meet customer needs.
Frankly, we don’t expect that this combination will change the work that you and your staff are doing. You play an important role in our work on behalf of the (INSERT CORRECTIONS AGENCY), and we fully expect we will continue to use your services.
We know there may be questions about this development, and we will do all that we can to answer those questions in the coming months. We are happy to talk with you further if you have information you would like us to consider.
Sincerely,
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION

ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.
Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.